EXHIBIT 99.1

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS SECOND QUARTER RESULTS
Ann Arbor, Michigan — July 31, 2009
     Kaydon Corporation (NYSE:KDN) today announced its results for the second fiscal quarter ended July 4, 2009.
Second Quarter Results
     Sales in the second fiscal quarter of 2009 were $98.3 million, compared to $139.9 million in the second quarter of 2008, or a decline of 29.7 percent, as global recessionary economic conditions affected each of our businesses. Wind energy sales were $19.8 million in the second quarter of 2009, an increase of $0.6 million compared to the second quarter of 2008. While there were no wind energy cancellations during the quarter, shipments were impacted by quarter-end deferrals as wind energy customers were challenged by difficulties in securing trade financing and reducing their own inventory levels.
     Operating income was $13.2 million in the second quarter of 2009, compared to $32.1 million in the same period last year. EBITDA, a non-GAAP measure and as defined by the Company, equaled $20.6 million, or 20.9 percent of sales, during the second quarter of 2009, as compared to $38.9 million, or 27.8 percent of sales, during the second quarter of 2008. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
     Income, EBITDA, and resultant margins, excluding gains associated with recent changes to certain post-retirement benefit programs, were impacted by lower volume, increased pension costs, one-time costs associated with layoffs and other cost reduction efforts, and adverse product mix relative to that of the prior year. During the second quarter of 2009, the Company incurred approximately $1 million, or $.02 per share on a diluted basis, of one-time costs associated with downsizings, most notably for redundancies in the United Kingdom.
     The Company has initiated several changes to its post-retirement employment benefits which, in addition to benefiting future cash flow and earnings, resulted in a pre-tax gain of approximately $1 million, or $0.02 per share on a diluted basis, in the second quarter of 2009. The Company expects additional, more significant gains in the Company’s third quarter of 2009, which are currently being actuarially determined. The current estimate is for a pre-tax curtailment gain of not less than $4.5 million.
     Net income for the second quarter of 2009 was $8.4 million, or $.25 per share on a diluted basis. During the second quarter of 2008, net income was $19.6 million, or $.63 per share on a diluted basis. Second quarter 2008 results have been adjusted to reflect the required retrospective application of two Financial Accounting Standards Board Finance Staff Positions effective January 1, 2009, and resulted in the recording of additional non-cash interest expense of $1.1 million, $0.7 million net of tax. Interest expense for the second quarter of 2009 was $0.1 million, compared to $3.5 million for the second quarter of 2008. These required adjustments reduced previously reported second quarter 2008 basic earnings per share by $.04 and diluted earnings per share by $.01.
     Backlog at July 4, 2009 was $242.8 million compared to $324.0 million at June 28, 2008 and $273.3 million at April 4, 2009, the end of the first fiscal quarter of 2009. Wind energy backlog was $124.1 million at the end of the second quarter of 2009 compared to $150.9 million at the end of the second quarter of 2008.
Management Commentary
     James O’Leary, Chairman and Chief Executive Officer commented, “The global economic recession continued to impact each of our businesses during the second quarter of 2009. While the wind energy market had greater sales stability relative to other end markets, growth was lower than anticipated due directly and indirectly to the global economic and financial crisis.
     “During the second quarter, we continued our efforts begun in late 2008 to right-size in response to the global economic conditions, notably overseas where significant declines in business activity only occurred earlier in 2009. These actions, together with our debt-free, highly liquid balance sheet and leadership positions in fundamentally attractive end markets, should allow Kaydon to emerge from this challenging period well-positioned for the future.”
Segment Review
     During the second quarter of 2009, sales of friction control products totaled $64.2 million compared to $86.8 million in the prior second quarter. Sales to all major markets, except wind energy, in the first half of 2009 were below the comparable periods of the prior year. Sales to the defense market were below prior year for the quarter and year to date as the prior year’s MRAP production and shipments have not thus far been replaced by this year’s combined MRAP and M-ATV shipments. The recent awards for the M-ATV program have resulted in orders and will result in shipments in the second half of 2009 with additional potential orders as the program continues to ramp up.

     Sales to the wind energy market were $19.8 million in the second quarter of 2009, an increase of $0.6 million compared to the second quarter of 2008. Sales to the wind energy market for the first six months of 2009 increased to $40.7 million, 17 percent higher than the first six months of 2008. While long term policy discussions and legislative proposals centering on reducing carbon emissions and promoting growth in renewable energy alternatives remain positive for the long term, the absence of a well-defined renewable electricity standard on a national basis and ongoing customer issues associated with their accessing the financing markets have impacted both current orders and shipments. The lack of visibility and readily accessible financing has resulted in customers continuing to defer receipt of shipments and to refrain from placing new orders until conditions improve.
     Second quarter 2009 friction control products operating income totaled $9.8 million, compared to $22.1 million in the prior second quarter. Results of this segment were affected by lower volumes, adverse changes in product mix, higher pension and depreciation costs, and costs incurred related to labor and other cost reductions.
     Sales of velocity control products were $10.2 million in the second quarter of 2009 compared to $20.0 million in the second quarter of 2008, due to reduced demand in all regions and the adverse effects of exchange rate changes. Operating income in the second quarter of 2009 totaled $0.9 million compared to $6.1 million in the second quarter of 2008 due principally to the effects of the lower volume.
     Sales of sealing products were $9.6 million in the second quarter of 2009 compared to $11.7 million in the second quarter of 2008, as lower volume was only partially offset by higher pricing. Operating income declined to $0.8 million in the 2009 period due to lower volume and lost absorption in addition to costs associated with the current period’s downsizing.
     Sales of the Company’s remaining businesses equaled $14.3 million during the second quarter of 2009 compared to $21.4 million in the prior second quarter resulting from lower demand for liquid filtration, air filtration, and metal alloy products. Operating income decreased from $3.3 million in the 2008 period to $1.1 million in the 2009 period, due to the lower volumes.
Financial Position and Free Cash Flow
     Free cash flow, a non-GAAP measure defined by the Company as net cash from operating activities less capital expenditures, was a negative $6.1 million in the second quarter of 2009 compared to a negative $1.9 million during the second quarter of 2008 as the Company made a voluntary additional contribution of $14.1 million to its qualified pension plans during the most recent period. Capital expenditures declined as planned as the Company completed its wind energy business capacity expansion program. The Company currently expects full year capital spending to drop from the $59.5 million in 2008 to less than $20 million for 2009, as the wind energy expansion is now complete and the Company has responded to current business conditions.

     During the second quarter of 2009, the Company paid common stock dividends of $.17 per share or $5.7 million. For the third quarter of 2009, the Company declared a dividend of $.18 per share, payable on October 5, 2009. This 5.9 percent increase in quarterly dividends reflects the Company’s confidence in the fundamental strength and cash generating ability of its businesses.
     The Company had unrestricted cash totaling $210.7 million, $295.1 million in committed available credit and no debt outstanding as of July 4, 2009.
     Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
     Conference call information: At 11:00 a.m. Eastern time today, Kaydon will host a second quarter 2009 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-888-516-2377 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.
     Alternatively, interested parties are invited to listen to the conference call on the Internet at:
http://webcast.premiereglobal.com/view/wl/r.htm?e=156835&s=1&k=6AC017B5F7292D76ECCF365256080AC5
or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “Second Quarter 2009 Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through August 7, 2009 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 5759474.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “should,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances except to the extent required by applicable law.
     Certain non-GAAP measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP measures.

Contact:	James O’Leary	READ IT ON THE WEB
	Chairman and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

Peter C. DeChants
Senior Vice President and Chief Financial Officer
(734) 680-2009

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	Second Quarter Ended		First Half Ended
		As adjusted (1)		As adjusted (1)
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Net sales	$98,318,000	$139,905,000	$208,653,000	$263,189,000
Cost of sales	65,966,000	85,734,000	140,523,000	161,699,000

Gross profit	32,352,000	54,171,000	68,130,000	101,490,000
Selling, general, and administrative expenses	19,124,000	22,033,000	39,382,000	43,188,000

Operating income	13,228,000	32,138,000	28,748,000	58,302,000
Interest expense	(61,000)	(3,502,000)	(123,000)	(7,909,000)
Interest income	109,000	1,742,000	239,000	3,678,000

Income before income taxes	13,276,000	30,378,000	28,864,000	54,071,000
Provision for income taxes	4,917,000	10,746,000	10,381,000	19,120,000

Net income	$8,359,000	$19,632,000	$18,483,000	$34,951,000

Earnings per share:
Basic	$0.25	$0.71	$0.55	$1.26

Diluted	$0.25	$0.63	$0.55	$1.15

Dividends declared per share	$0.17	$0.15	$0.34	$0.30

(1)	Results for the Second Quarter and First Half Ended June 28, 2008 have been adjusted, as required, for the retrospective application of FSP APB 14-1 and FSP EITF 03-6-1.

KAYDON CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS

	July 4,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$210,667,000	$232,998,000
Accounts receivable, net	65,442,000	78,918,000
Inventories, net	114,739,000	97,748,000
Other current assets	16,507,000	18,395,000

Total current assets	407,355,000	428,059,000

Property, plant and equipment, net	182,421,000	185,642,000

Goodwill, net	144,324,000	142,424,000
Other intangible assets, net	23,645,000	25,746,000
Other assets	5,703,000	7,911,000

Total assets	$763,448,000	$789,782,000

Liabilities and Shareholders’ Equity:

Accounts payable	$19,796,000	$35,080,000
Accrued expenses	26,118,000	27,682,000

Total current liabilities	45,914,000	62,762,000

Long-term liabilities	40,543,000	54,390,000

Shareholders’ equity	676,991,000	672,630,000

Total liabilities and shareholders’ equity	$763,448,000	$789,782,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	Second Quarter Ended		First Half Ended
		As adjusted (1)		As adjusted (1)
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income	$8,359,000	$19,632,000	$18,483,000	$34,951,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	4,881,000	3,912,000	9,575,000	7,604,000
Amortization of intangible assets	1,070,000	1,366,000	2,140,000	2,731,000
Amortization of stock awards	1,035,000	1,126,000	2,070,000	2,227,000
Stock option compensation expense	362,000	363,000	692,000	590,000
Excess tax benefits from stock-based compensation	21,000	106,000	43,000	83,000
Deferred financing fees	62,000	279,000	124,000	666,000
Net change in receivables, inventories and trade payables	(3,650,000)	(12,415,000)	(17,769,000)	(31,130,000)
Contributions to qualified pension plans	(14,846,000)	—	(14,846,000)	—
Net change in other assets and liabilities	(1,148,000)	(1,149,000)	2,268,000	8,210,000

Net cash from (used in) operating activities	(3,854,000)	13,220,000	2,780,000	25,932,000

Cash flows from investing activities:
Additions to property, plant and equipment, net	(2,213,000)	(15,146,000)	(7,589,000)	(29,908,000)
Proceeds from sales of investments	477,000	3,097,000	1,893,000	60,016,000
Acquisition of business, net of cash received	—	—	—	489,000

Net cash from (used in) investing activities	(1,736,000)	(12,049,000)	(5,696,000)	30,597,000

Cash flows from financing activities:
Cash dividends paid	(5,707,000)	(4,166,000)	(11,457,000)	(8,337,000)
Purchase of treasury stock	—	(4,483,000)	(8,871,000)	(12,082,000)
Excess tax benefits from stock-based compensation	(21,000)	(106,000)	(43,000)	(83,000)
Proceeds from exercise of stock options	—	139,000	—	163,000

Net cash used in financing activities	(5,728,000)	(8,616,000)	(20,371,000)	(20,339,000)

Effect of exchange rate changes on cash and cash equivalents	1,638,000	(211,000)	956,000	2,320,000

Net increase (decrease) in cash and cash equivalents	(9,680,000)	(7,656,000)	(22,331,000)	38,510,000

Cash and cash equivalents — Beginning of period	220,347,000	276,159,000	232,998,000	229,993,000

Cash and cash equivalents — End of period	$210,667,000	$268,503,000	$210,667,000	$268,503,000

(1)	Results for the Second Quarter and First Half Ended June 28, 2008 have been adjusted, as required, for the retrospective application of FSP APB 14-1.

KAYDON CORPORATION
EARNINGS PER SHARE

	Second Quarter Ended		First Half Ended
		As adjusted (1)		As adjusted (1)
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Earnings per share — Basic

Net income	$8,359,000	$19,632,000	$18,483,000	$34,951,000

Less: Net earnings allocated to participating securities — Basic	(89,000)	(280,000)	(211,000)	(535,000)

Income available to common shareholders — Basic	$8,270,000	$19,352,000	$18,272,000	$34,416,000

Weighted average common shares outstanding — Basic	33,225,000	27,291,000	33,274,000	27,338,000

Earnings per share — Basic	$0.25	$0.71	$0.55	$1.26

Earnings per share — Diluted

Net income	$8,359,000	$19,632,000	$18,483,000	$34,951,000

Less: Net earnings allocated to participating securities — Diluted	(89,000)	(261,000)	(211,000)	(515,000)
Plus: Interest and debt issuance costs amortization related to Contingent Convertible Notes, net of tax	—	2,201,000	—	4,981,000

Income available to common shareholders — Diluted	$8,270,000	$21,572,000	$18,272,000	$39,417,000

Weighted average common shares outstanding — Diluted

Weighted average common shares outstanding — Basic	33,225,000	27,291,000	33,274,000	27,338,000
Potential dilutive shares resulting from stock options	13,000	40,000	13,000	41,000
Dilutive shares resulting from Contingent Convertible Notes	—	6,841,000	—	6,850,000

Weighted average common shares outstanding — Diluted	33,238,000	34,172,000	33,287,000	34,229,000

Earnings per share — Diluted	$0.25	$0.63	$0.55	$1.15

(1)	Results for the Second Quarter and First Half Ended June 28, 2008 have been adjusted, as required, for the retrospective application of FSP APB 14-1 and FSP EITF 03-6-1.

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	Second Quarter Ended		First Half Ended
	July 4,	June 28,	July 4,	June 28,
Net sales	2009	2008	2009	2008
Friction Control Products	$64,220	$86,795	$136,415	$160,904
Velocity Control Products	10,241	19,966	22,400	38,718
Sealing Products	9,591	11,724	20,163	23,225
Other	14,266	21,420	29,675	40,342

Total consolidated net sales	$98,318	$139,905	$208,653	$263,189

	Second Quarter Ended		First Half Ended
		As adjusted (1)		As adjusted (1)
	July 4,	June 28,	July 4,	June 28,
Operating income	2009	2008	2009	2008
Friction Control Products	$9,759	$22,105	$22,241	$39,699
Velocity Control Products	891	6,089	3,067	11,681
Sealing Products	767	1,527	1,364	3,041
Other	1,119	3,327	1,875	5,460

Total segment operating income	12,536	33,048	28,547	59,881
Items not allocated to segment operating income	692	(910)	201	(1,579)
Interest expense	(61)	(3,502)	(123)	(7,909)
Interest income	109	1,742	239	3,678

Income before income taxes	$13,276	$30,378	$28,864	$54,071

(1)	Results for the Second Quarter and First Half Ended June 28, 2008 have been adjusted, as required, for the retrospective application of FSP APB 14-1. The state income tax provision is no longer included in segment operating income and amounts in the second quarter and first half of 2008 have been reclassified to conform to this presentation.

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in thousands)
Free cash flow, as defined (non-GAAP)

	Second Quarter Ended		First Half Ended		LTM
	July 4,	June 28,	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008	2009	2008
Net cash from (used in) operating activities (GAAP)	$(3,854)	$13,220	$2,780	$25,932	$34,748	$62,979
Capital expenditures	(2,213)	(15,146)	(7,589)	(29,908)	(37,191)	(63,801)

Free cash flow, as defined (non-GAAP)	$(6,067)	$(1,926)	$(4,809)	$(3,976)	$(2,443)	$(822)

Kaydon’s management believes free cash flow, as defined above and a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.
EBITDA, as defined (non-GAAP)

	Second Quarter Ended		First Half Ended		LTM
		As adjusted (1)		As adjusted (1)	As adjusted (1)	As adjusted (1)
	July 4,	June 28,	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008	2009	2008
Net income (GAAP)	$8,359	$19,632	$18,483	$34,951	$48,595	$72,270
Net interest (income)/expense	(48)	1,760	(116)	4,231	156	4,293
Provision for income taxes	4,917	10,746	10,381	19,120	27,206	38,362
Depreciation and amortization of intangible assets	5,951	5,278	11,715	10,335	23,025	18,077
Stock-based compensation expense (2)	1,397	1,489	2,762	2,817	5,672	5,644

EBITDA, as defined (non-GAAP)	$20,576	$38,905	$43,225	$71,454	$104,654	$138,646

(1)	Results have been adjusted, as required, for the retrospective application of FSP APB 14-1.

(2)	Includes non-cash stock amortization expense and non-cash stock option expense.
Kaydon’s management believes EBITDA, as defined above and a non-GAAP measure, is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Also, EBITDA is the metric used to determine payments under the Company’s annual incentive compensation program for senior managers. However, EBITDA, as defined, should be viewed as supplemental data, rather than as a substitute or alternative to the comparable GAAP measure.